Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza’s AZ-104 (Staccato® Loxapine) Phase 2a Trial Meets Primary
Endpoint of 2-Hour Pain Relief in Patients with Migraine Headache
Initial Analysis Shows Statistically Significant Pain Relief
with the 2.5 and 5 mg Doses Compared to Placebo
Mountain View, California — March 3, 2008 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today positive top-line results from its 168 patient Phase 2a clinical trial of AZ-104 (Staccato® loxapine) in patients with migraine headache. Migraine is a debilitating, yet common neurological disorder characterized by attacks of severe headache and autonomic nervous system dysfunction. Two doses of AZ-104, 2.5 and 5 mg, met the primary endpoint of 2-hour pain-relief compared to placebo. Alexza believes the novel, non-invasive nature and rapid pharmacokinetic (PK) properties resulting from inhaled loxapine administration via the Staccato system have the potential to make AZ-104 a viable product to treat acute migraines. AZ-104 is a lower dose version of AZ-004, which is in Phase 3 clinical development for the treatment of acute agitation in patients with schizophrenia or bipolar disorder. AZ-004 and AZ-104 are being developed through Symphony Allegro, a development collaboration formed between Alexza and Symphony Capital in 2006.
“Loxapine is a potent antagonist at dopamine D2 receptors as well as serotonergic 5-HT2A receptors. While drugs that antagonize the D2 receptor are efficacious in treating migraine, it was proposed that the 5HT2A receptor antagonism might yield an improved adverse effect profile over drugs blocking primarily the D2 receptor. This dual mechanism of pharmacological action provided the scientific rationale to study AZ-104 in this proof-of-concept clinical trial,” said James V. Cassella, PhD, Senior Vice President, Research and Development at Alexza and chairman of the Symphony Allegro Development Board. “These promising initial results are exciting. We look forward to working with our colleagues at Symphony Allegro to further analyze the data and determine the next steps in the clinical development of AZ-104.”
AZ-104 Phase 2a Clinical Trial Design
The Phase 2a clinical trial was an in-clinic, multi-center, randomized, double blind, placebo-controlled study. The study was designed to evaluate the treatment of a single migraine attack in each of 160 migraine patients, with or without aura. In the trial design, three doses of AZ-104 (Staccato loxapine in 1.25, 2.5 and 5 mg doses) were evaluated against placebo (a Staccato device containing no drug). Patients reported to the clinic when they felt the onset of a migraine and were treated once their headache was considered to be of moderate or severe intensity. Patients stayed in the clinic for 4 hours post-dosing for various assessments and were monitored via patient diary for the remainder of the 24-hour evaluation period. The clinical trial enrolled 168 patients: 43 patients in the 1.25 mg dose group, 43 patients in the 2.5 mg dose group, 43 patients in the 5 mg dose group and 39 patients in the placebo dose group.

Patients rated their headache pain using the International Headache Society (IHS) 4-point rating scale. The primary efficacy endpoint was headache pain relief (headache pain rated as mild or none) at 2-hours post-dose. Secondary efficacy endpoints for the trial included various additional measurements of pain relief, as well as effects on nausea, vomiting, phonophobia and photophobia. All results were considered statistically significant at the p < 0.05 level and all analyses were made on an intent-to-treat basis. Side effects were recorded throughout the clinical trial study period.
Primary Efficacy Endpoint
AZ-104 met the primary efficacy endpoint of the clinical trial for two doses of the drug compared to placebo. Statistically significant improvements in pain response were observed in 76.7% of patients at the 5 mg dose (p = 0.02), 79.1% of patients at the 2.5 mg dose (p = 0.01) and 67.4% of patients at the 1.25 mg dose (p = 0.18), compared to 51.3% of patients receiving placebo. Using survival analysis for pain relief response, all three dose groups were statistically superior (p < 0.05) to placebo during the 4-hour post-treatment time period that the patients remained in the clinic.
Primary Efficacy Endpoint — Pain Relief at 2-Hours Post-Dose

	Number of	Patients Achieving	%	p-value
Treatment	Patients	Pain Relief	Pain-Relief	vs Placebo

Placebo	39	20	51.3%	na
1.25 mg	43	29	67.4%	0.18
2.5 mg	43	34	79.1%	0.01	*
5 mg	43	33	76.7%	0.02	*

*	Statistically significant (p < 0.05)
Additional Efficacy Endpoints
Additional measures of efficacy included the achievement of a pain-free response, in which a patient has a post-dose pain score of 0 (or “no”) headache pain. In the trial, AZ-104 showed statistically significant differences from placebo in this measure at the 2-hour time point with 30% of patients achieving pain-free status at the 2.5 mg dose (p = 0.01) and 28% at the 1.25 mg dose (p = 0.02). While the 5.0 mg dose was numerically superior to placebo with 21% pain-free, this group did not achieve a statistically significant response, compared to placebo (p = 0.12). The rate of pain-free response at 2 hours in patients receiving placebo was 8%. Using survival analysis for pain free response, all three dose groups were statistically superior (p < 0.05) to placebo during the 4-hour post-treatment time period that the patients remained in the clinic.

A commonly used measure of duration of efficacy is the sustained pain-free response, in which a patient reports a pain-free score at the 2-hour post-dose time point and remains pain-free for the remainder of the study period (up to 24 hours). The 2.5 mg dose of AZ-104 showed a statistically significant difference in sustained pain-free response (26%, p = 0.04) compared to placebo (8%). Sustained pain-free outcomes for the 5 mg (16%) and the 1.25 mg (21%) dose groups were not statistically significant.
Important symptoms to be managed in migraine patients are nausea, photophobia (sensitivity to light) and phonophobia (sensitivity to sound). This proof-of-concept trial was not powered to detect differences in these measurements. AZ-104 did exhibit statistically significant improvement in nausea across all dose levels (survival analysis, p = 0.02). Positive trends were observed in the improvement of the other symptoms, but the changes were not statistically significant.
Safety Evaluations
Side effects were recorded throughout the clinical trial study period. There were no serious adverse events reported during the trial. The most common drug-related side effects (incidence ≥ 5% in at least one drug dose group) reported across the three drug dose groups and placebo are listed in the table below.

	Placebo	1.25 mg	2.5 mg	5 mg
Side Effects	(%)	(%)	(%)	(%)

Dysgeusia	13	19	23	37
Somnolence	13	5	23	23
Fatigue	8	0	7	14
Oral discomfort	3	0	2	7
Dizziness	5	2	7	2
Hypoaesthesia, pharyngeal	0	0	0	7
Throat irritation	0	7	0	0
Dry mouth	5	2	5	5
Hypoaesthesia, oral	0	2	5	2
Attention disturbance	0	5	0	2
Hypotension	3	0	2	5
About Acute Migraine Headaches
According to the National Headache Foundation, approximately 13 million people in the United States have been diagnosed with migraine headaches. Acute migraine headaches occur often, usually one to four times a month. Of the estimated 29.5 million migraine sufferers (including diagnosed and undiagnosed sufferers), there are at least two groups of potential patients for whom we believe AZ-001 (Staccato prochlorperazine) and AZ-104 could be effective and safe in comparison to triptans. Many migraine sufferers who do take triptans have an insufficient therapeutic response to these medications. In addition, according to the warning labels on triptans, patients with hypertension or high cholesterol, or who smoke cigarettes, are contraindicated for and should not take these medications due to potential cardiovascular health risks.

About AZ-104 (Staccato loxapine)
AZ-104 is the combination of Alexza’s proprietary Staccato system with loxapine, a drug belonging to the class of compounds known as antipsychotics. The Staccato system technology is a hand-held, chemically-heated, single dose inhaler designed to generate and deliver excipient-free drug aerosol for deep lung delivery that results in IV-like pharmacokinetics. In a Phase 1 dose-escalation clinical trial, doses of Staccato loxapine ranging from 0.625 to 10 mg were generally well tolerated and there were no serious adverse events. Across all doses, pharmacokinetic analyses revealed that peak plasma levels were generally reached within the first few minutes after dosing and the drug exhibited good dose proportionality. Alexza and Symphony Allegro are also developing Staccato loxapine (AZ-004) for the treatment of acute agitation in patients with schizophrenia or bipolar disorder.
About Symphony Allegro
In December 2006, Alexza entered into a collaboration with Symphony Capital LLC, a biotech-focused private equity firm. Under the terms of the agreement, Alexza and Symphony Capital established Symphony Allegro, Inc., which is providing funding to Alexza to accelerate clinical and other related development activities of Staccato alprazolam (AZ-002) and Staccato loxapine (AZ-004 and AZ-104). Alexza has granted a license to the intellectual property for the selected product candidates. Through a purchase option, Alexza retains the exclusive right, but not the obligation, to acquire 100% of the equity of Symphony Allegro at specified prices during the term of the agreement. If Alexza chooses not to exercise the purchase option, Symphony Allegro retains the rights to the product candidates. The term of the agreement is up to four years.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is an emerging specialty pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
Alexza has six product candidates in clinical development. Alexza’s lead program, AZ-004 (Staccato loxapine) for the treatment of acute agitation in schizophrenic or bipolar disorder patients, is in Phase 3 testing. AZ-001 (Staccato prochlorperazine) for the acute treatment of migraine headaches has completed Phase 2 testing. AZ-104 (Staccato loxapine) for the acute treatment of migraine headaches and AZ-002 (Staccato alprazolam) for the acute treatment of panic attacks associated with panic disorder are in Phase 2 testing. Product candidates in Phase 1 testing include AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain, which is partnered with Endo Pharmaceuticals in North America, and AZ-007 (Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases from Alexza is available online at www.alexza.com.

Safe Harbor Statement
This press release includes forward-looking statements regarding the development, therapeutic potential and safety of AZ-104, the development of the Company’s product candidates, projected clinical trial enrollment and data reporting timelines, and safety of the Company’s products and technologies. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission, including the risks under the headings: “Failure or delay in commencing or completing clinical trials for our product candidates could harm our business” and “If our product candidates do not meet safety and efficacy endpoints in clinical trials, they will not receive regulatory approval, and we will be unable to market them”. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise,

CONTACT:	Thomas B. King
President & CEO
650.944.7634
tking@alexza.com